Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

May 14, 2015

Board of Directors
Apple Hospitality REIT, Inc.
814 East Main Street
Richmond, VA 23219

Ladies and Gentlemen:

We are acting as counsel to Apple Hospitality REIT, Inc., a Virginia corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to (1) the proposed offering of up to 10,000,000 common shares, no par value (“Common Shares”), of the Company (the “Omnibus Plan Shares”), all of which shares are issuable pursuant to the Apple Hospitality REIT, Inc. 2014 Omnibus Incentive Plan (the “Omnibus Plan”), and (2) the proposed offering of up to 2,000,000 Common Shares of the Company (the “Directors Plan Shares” and, together with the Omnibus Plan Shares, the “Shares”), all of which shares are issuable pursuant to the Apple Hospitality REIT, Inc. 2008 Non-Employee Directors Stock Option Plan (the “Directors Plan” and, together with the Omnibus Plan, the “Plans”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Incorporation, as amended, and the Company’s Amended and Restated Bylaws.  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Virginia Stock Corporation Act, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Omnibus Plan and Directors Plan, as applicable, and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors and in the Plans, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP